As filed with the Securities and Exchange Commission on August 14, 2023
Registration No. 333-244409
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Alpine Immune Sciences, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	2834	20-8969493
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	188 East Blaine Street, Suite 200 Seattle, Washington 98102 (206) 788-4545
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mitchell H. Gold, M.D. Executive Chairman and Chief Executive Officer Alpine Immune Sciences, Inc. 188 East Blaine Street, Suite 200 Seattle, Washington 98102 (206) 788-4545
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Paul Rickey Senior Vice President and Chief Financial Officer Alpine Immune Sciences, Inc. 188 East Blaine Street, Suite 200 Seattle, Washington 98102 (206) 788-4545		Patrick J. Schultheis Michael Nordtvedt Bryan D. King Wilson Sonsini Goodrich & Rosati, P.C. 701 Fifth Avenue, Suite 5100 Seattle, Washington 98104 (206) 883-2500
    Approximate date of commencement of proposed sale to the public: Not applicable
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES
Alpine Immune Sciences, Inc. (the “Company”) previously filed a Registration Statement on Form S-1 (File No. 333-244409) (the “Initial Registration Statement”) with the Securities and Exchange Commission on August 11, 2020, which was declared effective on August 18, 2020, pertaining to the registration for resale of 7,709,416 shares of the Company’s common stock, $0.001 par value per share (the “Common Shares”), including 1,779,096 Common Shares issuable upon exercise of certain warrants and 790,710 Common Shares issuable upon exercise of certain prefunded warrants.
On May 14, 2021, the Company filed a post-effective amendment to Form S-1 on Form S-3 (“Post-Effective Amendment No. 1”) to convert the Initial Registration Statement into a registration statement on Form S-3 (the Initial Registration Statement, as amended by Post-Effective Amendment No. 1, the “Registration Statement”), which was declared effective on May 18, 2021.
The Company is seeking to deregister all Common Shares that remain unsold under the Registration Statement as of the date hereof because its obligation to maintain the effectiveness of the Registration Statement pursuant to the terms of its agreement with the selling stockholders named in the Registration Statement has terminated. Accordingly, pursuant to the undertaking of the Company in the Registration Statement as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister all remaining unsold Common Shares pursuant to the Registration Statement which would have otherwise remained available for sale under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on August 14, 2023.

ALPINE IMMUNE SCIENCES, INC.

/s/ Mitchell H. Gold, M.D.
Mitchell H. Gold
Executive Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mitchell H. Gold, M.D.	Chief Executive Officer and Executive Chairman of the Board of Directors (Principal Executive Officer)	August 14, 2023
Mitchell H. Gold, M.D.

/s/ Paul Rickey	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	August 14, 2023
Paul Rickey

*	Director	August 14, 2023
Peter Thompson, M.D.

*	Director	August 14, 2023
James N. Topper, M.D., Ph.D.

*	Director	August 14, 2023
Robert Conway

*	Director	August 14, 2023
Natasha Hernday

*	Director	August 14, 2023
Christopher Peetz

*	Director	August 14, 2023
Xiangmin Cui, Ph.D.

/s/ Jörn Drappa	Director	August 14, 2023
Jörn Drappa, M.D., Ph.D.

*By: /s/ Mitchell H. Gold, M.D.
Attorney-in-Fact